Exhibit 5
+ 1 617 526 6000 (t)
+ 1 617 526 5000 (f)
wilmerhale.com
December 6, 2006
LIN TV Corp.
Four Richmond Square
Providence, Rhode Island 02906
Re: Third Amended and Restated 2002 Non-Employee Director Stock Plan
Ladies and Gentlemen:
We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,100,000 shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of LIN TV Corp., a Delaware corporation (the “Company”), issuable under the Company’s Third Amended and Restated 2002 Non-Employee Director Stock Plan (the “Plan”).
We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
Wilmer Cutler Pickering Hale and Dorr llp, 60 State Street, Boston, Massachusetts 02109
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LIN TV Corp.
December 6, 2006

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.
Very truly yours,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Thomas S. Ward
Thomas S. Ward, Partner